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                                                                     Exhibit 12


                            USL CAPITAL CORPORATION
                            AND SUBSIDIARY COMPANIES


               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                   THREE MONTHS ENDED           SIX MONTHS ENDED
                                                                         JUNE 30,                   JUNE 30,
                                                                   -------------------        --------------------
(Unaudited; in thousands)                                            1995       1994            1995        1994
                                                                   --------    -------        --------    --------
Earnings:
Income before taxes on income
    per statement of income . . . . . . . . . . . . . . . .        $ 42,997    $39,774        $ 81,145    $ 70,607
Add
    Fixed charges . . . . . . . . . . . . . . . . . . . . .          68,705     53,686         135,499     106,790
    Distributions and proceeds in excess of (less than)
      net income of associated companies  . . . . . . . . .             202        105             212         216
                                                                   --------    -------        --------    --------

Income as adjusted  . . . . . . . . . . . . . . . . . . . .        $111,904    $93,565        $216,856    $177,613
                                                                   ========    =======        ========    ========

Fixed charges:
Interest on indebtedness including
    amortization of debt issue costs and
    discount or premium thereon . . . . . . . . . . . . . .        $ 67,996    $52,999        $134,078    $105,290
Interest factor of annual rentals(1)  . . . . . . . . . . .             709        687           1,421       1,500
                                                                   --------    -------        --------    --------

Fixed charges . . . . . . . . . . . . . . . . . . . . . . .        $ 68,705    $53,686        $135,499    $106,790
                                                                   ========    =======        ========    ========

Ratio of earnings to fixed charges  . . . . . . . . . . . .             1.6        1.7             1.6         1.7
                                                                   ========    =======        ========    ========


(1) The interest portion of annual rentals is estimated to be one-third of such rentals.



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